EXHIBIT 10.79

              AGREEMENT FOR THE PURCHASE AND SALE OF REAL PROPERTY

         THIS AGREEMENT OF PURCHASE AND SALE ("Agreement") dated as of July 15, 2005 ("Effective Date"), is by and between SG II, Ltd., a Florida limited partnership ("Seller"), and Parlux Fragrances, Inc., a Delaware corporation ("Purchaser").

         NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00), each to the other in hand paid, and for and in consideration of the mutual covenants and obligations herein contained, Seller agrees to sell to Purchaser and Purchaser agrees to buy from Seller the following described property upon the terms and conditions hereinafter set forth:

         l.       Description of Property.
                  ------------------------

                  That certain real property located in the City of Sunrise, County of Broward, State of Florida, and being more particularly described in Exhibit A attached hereto (the "Real Property") located at 13700 N.W. 2nd Street, Sunrise, Florida, together with;

                  1.1 all of Seller's right, title and interest in and to all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Real Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property and all of Seller's right, title and interest in and to all roads and alleys adjoining or servicing the Real Property (collectively, the "Appurtenances");

                  1.2 all improvements and fixtures located on the Real Property, including, without limitation, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, or other services on the Real Property (collectively, the "Improvements");

                  1.3 the personal property located on the Real Property and used exclusively in the operation or maintenance of the Real Property, as described on Exhibit "B" attached hereto (the "Personal Property"); and

                  1.4 any intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of the Real Property, Improvements and Personal Property, utility contracts, any contracts or other agreements or rights relating to the ownership, use and operation of the Property, as described on Schedule 2 attached hereto (collectively, the "Service Contracts"), copies of which shall be delivered to Purchaser within five (5) days after the Effective Date.

                  All of the items referred to in this paragraph are collectively referred to as (the "Property.").

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         2.       Purchase Price and Method Payment.
                  ---------------------------------

                  2.1 Purchase Price. The Purchase Price for the Property is Fourteen Million ($14,000,000.00) Dollars (hereinafter referred to as the "Purchase Price") which shall be payable as set forth in the following section.

                  2.2 Terms of Payment. The Purchase Price shall be payable in the following manner:

                  2.2.1 Initial Deposit. Purchaser shall deliver the sum of Sixty Thousand ($60,000.00) Dollars (hereinafter referred to as "Initial Deposit") in the trust account of the law firm of Coker & Feiner of Fort Lauderdale, Florida (hereinafter referred to as the "Escrow Agent"), concurrently with the execution of this Agreement by Purchaser and Escrow Agent. Escrow Agent shall deposit the Initial Deposit upon receiving an Agreement fully executed by Seller and Purchaser. The Escrow Agent shall abide by and operate pursuant to the terms of this section and Section 12 of this Agreement, subject only to mutually agreed upon modifications executed by the Purchaser, Seller and Escrow Agent hereto in writing. All references in this Agreement to "Deposit" shall represent the aggregate of the Initial Deposit and any additional deposits made pursuant to this Agreement and any interest thereon, unless specifically stated otherwise. The Initial Deposit shall be non refundable for any reason other than Seller's default as provided elsewhere in this Agreement except as provided in 2.2.4 below or in the event Seller is unable to convey marketable title as provided in Section 6 hereof.

                  2.2.2 Upon the expiration of the Approval Period set forth in
Section 7 of this Agreement, the Purchaser shall deposit an additional Nine Hundred Forty Thousand ($940,000.00) Dollars with the Escrow Agent as an additional Deposit which shall become part of the Deposit ("Additional Deposit"). The Deposit shall be held in an interest bearing escrow account in a federally insured bank in Broward County, Florida with interest to be paid to the Purchaser unless Seller is entitled to the Deposit pursuant to Section 12 of this Agreement, in which case Seller shall be entitled to the interest on the Deposit. The Additional Deposit shall be non refundable for any reason other than Seller's default as provided elsewhere in this Agreement except as provided in 2.2.4 below or in the event Seller is unable to convey marketable title as provided in Section 6 hereof.

                  2.2.3 At closing, the Purchaser shall pay the balance of the Purchase Price to the Seller in the amount of Thirteen Million ($13,000,000.00) Dollars subject to the prorations and adjustments stated elsewhere in this Agreement.

                  2.2.4 The building located on the Property currently contains warehouse racking and 24 office furniture work stations. The existing subtenant, Pet Supermarket, has represented that when it vacates the Property at the end of its sublease that it will remove a portion of the existing warehouse racking but will leave in place the portion of the existing racking as delineated in red on the floor plan attached as Exhibit "B" along with the 24 office furniture work stations all in the same condition as exists as of the Effective Date. In the


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                  event Pet Supermarket removes the racking as contemplated and leaves the portion of the racking as shown on Exhibit "B", Purchaser shall receive a credit at closing in the amount of One Hundred Thousand Dollars ($100,000.00) ("Racking Removal Credit"). In the event that Pet Supermarket chooses not to remove any racking and the Property is delivered to Purchaser at closing with the racking and the 24 office work stations in substantially the same condition as exists as of the Effective Date, Purchaser shall not be entitled to the Racking Removal Credit. Seller shall have until August 15, 2005 to enter into an agreement with Pet Supermarket with respect to the racking and office work stations that provides for the 24 office work stations and the racking as shown on Exhibit "B" to remain when Pet Supermarket vacates the building ("Pet Supermarket Agreement"). Seller will provide Purchaser with a copy of the Pet Supermarket Agreement when fully executed. In the event the Seller has not executed the Pet Supermarket Agreement by August 15, 2005, Purchaser shall have until 5:00 P.M. Eastern Standard Time on August 31, 2005 to either terminate the Agreement by written notice to Seller of such termination or waive the requirement for the Pet Supermarket Agreement. In the event Purchaser elects to terminate this Agreement as provided above, the Initial Deposit and Additional Deposit shall be immediately returned to Purchaser whereupon the parties shall be relieved of all further obligations hereunder. In the event Purchaser does not timely terminate this Agreement as provided above, Purchaser shall close this transaction as otherwise provided herein with or without the racking or the office furniture stations and receive the Racking Removal Credit at closing. At closing, Seller shall convey the Racking and office work stations to Purchaser by Bill of Sale.

         3.       Closing.
                  --------

                  The parties agree this transaction shall close fifteen (15) days after the satisfaction of each and every Condition of Closing as set forth in Section 9 of this Agreement and written notice thereof from Seller received by Purchaser, or December 15, 2005, provided all conditions of Closing have then occurred, whichever first occurs, unless otherwise extended pursuant to this Agreement ("Closing"). If required by Purchaser's lender providing financing for the purchase, the date for closing shall be extended for not more than fifteen
(15) days but in no event later than December 15, 2005. If closing would otherwise occur on a Saturday, Sunday or legal holiday , closing shall be on the next succeeding day not a Saturday, Sunday or legal holiday. This transaction shall close at the office of the Seller's attorney or other office so designated by the Seller or in a place designated by Purchaser's lending institution if applicable, located in Dade, Broward or Palm Beach Counties. The procedure to be followed by the parties in connection with the Closing shall be as follows:

                  3.1 Not later than fifteen (15) days prior to the Closing Date or such other time period required by Purchaser's lending institution, copies of the following documents shall be delivered by the respective parties as indicated.

                  3.1.1 By Seller, a good and sufficient Special Warranty Deed (the "Deed") and subject to taxes for the year of Closing, all building and zoning regulations and the Permitted Exceptions as set forth in Exhibit "C".

                  3.1.2 By Seller, a Seller's Affidavit, which shall include a representation that there are no known parties in possession, No-Lien Affidavit, FIRPTA Affidavit, Non-Foreign Affidavit, Gap Affidavit and other reasonable and customary requirements of Purchaser's title company.

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                  3.1.3 By Seller, copies of satisfactions of any and all
encumbrances which may exist at the time of Closing, and which are to be satisfied and extinguished from the proceeds of Closing in accordance with the terms of this Agreement.

                  3.1.4 By Seller, such documentation as shall be reasonably required by Purchaser's title company establishing the existence and active status of Seller and authorization for sale of the Property pursuant to this Agreement by Seller and execution and delivery of the deed and closing documents by Seller and its general partner.

                  3.1.5 By Seller, a transfer and assignment of all rights, permits, applications and other entitlements and intangible rights associated with the Property.

                  3.1.6 By Purchaser and Seller, closing statement subject to their joint approval reflecting the transaction contemplated by this Agreement.

                  3.2 At Closing, Purchaser and Seller will execute all other instruments as may be deemed necessary and proper in order to close this transaction and shall further make delivery of the following:

                  3.2.1 The originals of all the documents in Paragraph 3.1 above.

                  3.2.2 By Purchaser, payment to Seller of the full amount of the Purchase Price, as increased or decreased by prorations and adjustment as provided in this Agreement, in immediately available federal funds wire transferred to Escrow Agent's trust account referred to in Section 2.2 above, or by delivery of a cashier's check in the required amount payable to the Escrow Agent in the required amount issued by a bank maintaining commercial banking facilities in Broward County, Palm Beach County or Miami-Dade County, Florida.

         4.       Prorations.
                  -----------

                  4.1 Real estate taxes and personal property taxes assessed against the Property for all years prior to the year in which Closing occurs shall be paid by Seller at Closing, if unpaid. Real estate taxes for the year of Closing shall be prorated as of the date of Closing and a pro rata amount thereof shall be credited against the balance of the purchase price. If the tax amount for the year of Closing is not then available, the tax proration shall be based upon the prior tax year; provided, however, the taxes shall be re-prorated when the tax amount for the year of Closing is available, and if either party owes the other an amount as a result of the re-proration, such party shall pay the amount due immediately upon demand. All tax prorations shall be based upon the maximum discount permitted.

                  4.2 Certified, confirmed and ratified special assessment liens as of the date of Closing and pending liens for improvements substantially complete at Closing are to be paid by the Seller. Pending liens as of the date of Closing, shall be assumed by the Purchaser for improvements not substantially complete as of such date. Seller shall take no action between the Effective Date and the date of Closing which would have the effect of creating liens or


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assessments on the Real Property, without the prior written consent of
Purchaser.

                  4.3 Utility Expenses and Payments. Water, sewer, gas, waste fee, fire protection, electric and all other utility expenses and payments due or made with respect to the Property which are the responsibility of the Seller shall be prorated as of Closing. Water, sewer, gas, waste fee, fire protection, electric and all other utility accounts shall be transferred to new accounts in Purchaser's name or in the name of Purchaser's designated management agent as of Closing. Seller shall have sole responsibility for all such utility charges through the transfer of such accounts on the Closing Date. Seller shall cause the outstanding charges for all such utilities to be determined and all Seller's utility meters to be read on the day prior to the Closing Date. Seller shall cooperate with Purchaser's efforts to continue uninterrupted utility service to the Property.

                  4.4 Utility Deposits. Seller shall receive a credit at Closing for the amount of any utility or similar deposits made by Seller which are not refundable to Seller by the holder thereof and which deposits are either transferred to Purchaser or shall benefit Purchaser following Closing.

                  4.5 Service Contracts and Service Contract Payments. Purchaser shall have the right to reject any or all of the Service Contracts by the delivery of written notice to Seller of such election on or before the Closing Date and, as to such service contracts so rejected or not accepted, Seller shall terminate such Service Contracts at Closing and Purchaser shall not receive an assignment of, or assume such Service Contracts. All payments due or owing under any surviving Service Contracts shall be prorated as of Closing. If Purchaser timely notifies Seller of the rejection of a Service Contracts, all payments due or owing under such rejected Service Contracts shall be the responsibility of Seller. Seller shall not enter into new Service Contracts or extend any existing Service Contracts prior to Closing without the prior written approval of Purchaser. Notwithstanding the above, Seller represents that to the best of Seller's knowledge, there are no service contracts that would bind the Property after Closing. In the event any claim is asserted by any third party asserting the existence of any such contract entered into prior to closing not attributable to Purchaser, Seller shall be responsible to defend and save Purchaser harmless against the claim and terminate the contract.

                  4.6 Commission Expenses. All commission agreements now in existence or which may be entered into pursuant to the terms hereof shall be paid in full, terminated and canceled by Seller at Seller's sole cost and expense prior to Closing, and no commissions shall be prorated hereunder.

                  4.7 Reproration and Adjustment after Closing. In the event that the actual amounts of any of the aforesaid proration items are unavailable as of Closing, then such proration shall be made on the basis of an amount reasonably estimated by Purchaser and Seller at Closing and Purchaser and Seller shall thereupon reprorate such items at such times as the exact amounts for such proration items become available (but such prorations will be made within one year after the Closing Date or upon such earlier date as the exact amounts for such proration become available); provided however, that no reproration adjustment shall be made if the net amount due is $100.00 or less. With respect


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to any of the foregoing or adjustments required to be made based on amounts estimated or otherwise not available at Closing, Purchaser and Seller agree to cooperate with each other as reasonably necessary to make appropriate adjustments and reprorations as contemplated by this Agreement.

         5.       Closing Expenses.
                  -----------------

                  Documentary stamp taxes and any surtax, if applicable, required to be paid on the Deed of conveyance, shall be paid by the Seller. Purchaser shall pay the cost of recording the deed as well as the cost of the owner's title policy. The cost of recording any corrective instruments shall be paid by the Seller.

         6.       Title and Survey.
                  -----------------

                  6.1 Good and marketable title to the Real Property shall be conveyed by Special Warranty Deed subject only to the permitted exceptions attached hereto as Exhibit "C" (the "Permitted Exceptions"), provided no outstanding mineral, oil, gas or other subsurface right or reservation including a right of entry or right to explore or mine shall constitute a Permitted Exception.

                  6.2 On or before the Effective Date Seller agrees to provide to Purchaser Seller's prior owner's title or title policy. Purchaser shall obtain a title commitment for the real property within twenty (20) days after the Effective Date from a title company chosen by Purchaser. Purchaser shall have thirty (30) days from the Effective Date to notify Seller of such objections ("Title Objections") as Purchaser may have to anything contained in the title commitment or the survey hereinafter referenced, other than Permitted Exceptions. If Purchaser shall notify Seller of Title Objections, Seller shall use reasonable diligence to attempt to cure such objections, and shall have sixty (60) days from Purchaser's notification to do so. If Seller shall be unable to effect cure to any Title Objections prior to the Closing date, Purchaser shall have the following options: (a) to accept conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which remains uncured, and without reduction of the purchase price; or (b) to terminate this Agreement by sending written notice to Seller, and upon delivery of such notice of termination this Agreement shall terminate and all monies deposited hereunder, and interest accrued thereon, shall be paid to Purchaser, and thereafter neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability stated in this Agreement expressly survives termination of this Agreement. If any title defect constitutes a lien, judgment or other monetary obligation that remains uncured by Seller at Closing, Purchaser may clear these title defects from the closing proceeds with an appropriate reduction in the Purchase Price. Defects arising after the date of the Effective Date shall not be deemed waived by Purchaser, if not caused by Purchaser, and such defects shall be cleared by Seller.


                  6.3 On or before the Effective Date Seller shall provide the Purchaser with the existing survey of the Property in Seller's possession. Purchaser may, at Purchaser's expense, update Seller's existing survey or prepare its own survey (the "Survey").

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         7.       Approval Period.
                  ----------------

                  7.1 Purchaser shall have until 5:00 P.M. Eastern Standard Time on July 22, 2005 to make such inquiries with regard to the property, and inspection thereof as permitted by this Agreement, as Purchaser shall deem appropriate to determine the suitability of the Property for Purchaser's intended use and acquisition. Purchaser shall have the right at any time prior to the expiration of the Approval Period to cancel this Agreement if Purchaser is not satisfied with the Property for any reason whatsoever, in Purchaser's sole discretion. Such cancellation shall be effected by giving written notice of cancellation to Seller or Seller's agent prior to expiration of the Approval Period. In the event such notice of cancellation is given by Purchaser the Initial Deposit and all accrued interest, if any, shall be paid to Seller in consideration of the option granted to Purchaser as described above whereupon the parties shall be relieved of all further obligations hereunder.

                  7.2 Upon reasonable notice to Seller and the existing subtenant under the sublease, Seller hereby grants to Purchaser access to the Property to make any and all inspections of the condition of the Property that the Purchaser deems necessary, including, but not limited to, soil borings, engineering including structural engineering studies, environmental audits, surveys and inspections which inspections are to be undertaken at the sole cost and expense of Purchaser. Seller agrees to permit Purchaser the use of any plans and specifications relating to the construction of the Property as well as any permits, construction contracts and reports and inspections related to the development of the Property. Purchaser shall hold and save harmless Seller from any liability, including attorney's fees, as a result of any damages that occur from Purchaser's investigations on the Property. Purchaser agrees that in the event that the Purchaser cancels this Agreement pursuant to this paragraph Purchaser shall deliver to the Seller an affidavit stating that all laborers, materialmen or contractors which have supplied material or performed services at Purchaser's request on the Property, have been paid in full.

                  7.3 Property Records. Seller represents that Seller has delivered to Purchaser copies of all of the following documents relating to the Property which are in the possession or control of the Seller: the Lease to Office Depot, Inc., and its Sublease to Pet Supermarket, Inc., the current rent roll; Service Contracts and property management and leasing agreements in effect with respect to the Property; any outstanding notices of violation of any building and zoning codes and regulations; all licenses, permits, authorizations and approvals issued by governmental authorities in accordance with governmental requirements, including the current certificate of occupancy, appraisals, tax bills for the year 2004, title insurance policies, surveys, site plans, plats, soil tests, engineering reports and similar technical data and information, environmental reports and assessments and site plans. Seller represents that, to the best of Seller's knowledge, there are no Service Contracts and property management agreements in effect with respect to the Property. Further, within twenty (20) days from the Effective Date, Seller shall deliver to Purchaser the most current survey certified to the Purchaser and a letter of reliance pertaining to the existing environmental report addressed to Purchaser by GFA International, copies of said survey certified to Seller and said environmental report addressed to Seller having been furnished to Purchaser prior to the Effective Date.

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         8.       Purchaser's Intended Use.
                  -------------------------

                  Purchaser represents that its intended use of the Property is for the existing use which is industrial, manufacturing and warehousing, including corporate headquarters and as a warehousing and distribution center for fragrances, cosmetics and related products and luxury personal goods and assembly thereof. The foregoing is not intended to limit the use of Property by Purchaser.

         9.       Purchaser's Conditions of Closing.
                  ----------------------------------

                  In addition to all other applicable conditions and provisions of this Agreement, Purchaser's obligations hereunder, except for the placing of the Deposit, are contingent upon the existence or satisfaction of the following conditions:

                  9.1 The lease to Office Depot, Inc., and its sublease to Pet Supermarket, Inc. shall have expired or been terminated and the Property shall be vacant so that at Closing complete possession of the Property can be delivered to Purchaser.

                  10. Possession at Closing. At closing, Seller shall deliver possession of the Property to Purchaser in the same condition in which it exists at the Effective Date (except with respect to the warehouse racking as provided in Section 2.2.4 herein), provided that Seller shall have caused all repairs and maintenance required by the existing Lease to Office Depot and the Sublease to Pet Supermarket to be accomplished by the Tenant and Subtenant in the Property in accordance with the terms and provisions of the Lease and the Sublease, in default of which such repairs and maintenance shall be the obligation of Seller with no third party in possession, broom clean with all exposed rack bolts cut flush to floor and with any damage caused by the vacating of the Property by its occupants repaired by Seller. Purchaser shall within the five (5) day period prior to Closing, be entitled to conduct a walkthrough inspection of the Property to determine that same is in the condition provided in this paragraph.

         11.      Seller's Cooperation.
                  ---------------------

                  Seller agrees and authorizes the Purchaser to present various applications as may be required by the City of Sunrise, Broward County and any other governmental agency to obtain all other permits and approvals necessary for the use of the Property for Purchaser's Project. Seller agrees to, on a timely basis, execute any and all applications or provide letters of consent to any governmental agencies in connection with Purchaser's Project provided there is no cost to Seller; provided, however, that Purchaser shall not be entitled to obtain any final approval from any governmental agency which would alter the permitted uses or development intensity or requirements for the Property prior to Closing.

         12.      Separate Duties of Escrow Agent.
                  --------------------------------

                  The Escrow Agent has executed this Agreement to evidence his consent to act as the Escrow Agent pursuant to the terms hereof. The Escrow Agent agrees to deposit the Deposit in accordance with the terms of this


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                  Agreement and to disburse from the Deposit all or the
appropriate portion thereof in accordance with the terms of this Agreement. The Escrow Agent shall not be responsible for any funds not actually received by the Escrow Agent. Escrow Agent shall notify Seller if any Deposit as provided herein is not made within three (3) days of the Deposit due date. In the event of any dispute concerning the Deposit, then the Escrow Agent shall have the following rights and responsibilities:

                  12.1 The Escrow Agent, at Escrow Agent's option, may hold the Deposit until the Purchaser and Seller agree as to the proper manner for its disbursement or until a judgment is entered by a court of competent jurisdiction as to the parties' respective rights with respect thereto.

                  12.2 In the event the Seller and Purchaser fail to agree on the proper disbursement of the Deposit, the Escrow Agent may file an interpleader action and deposit the Deposit with the registry of a court of competent jurisdiction, and upon notifying the Purchaser and the Seller as to such deposit, the Escrow Agent shall have no further liability with respect to the Deposit except that the Escrow Agent shall account for any portion thereof which the Escrow Agent disbursed or delivered to any party or parties other than into the registry of said court.

                  12.3 In any suit between the Purchaser and Seller concerning the proper application of the Deposit, if the Escrow Agent is made a party thereto solely by virtue of his acting as Escrow Agent, or in any interpleader action instituted by the Escrow Agent, then the Escrow Agent shall be entitled to recover his reasonable attorney's fees and costs not to exceed a total of One Thousand ($1,000.00) Dollars incurred from the non-prevailing party, which costs and fees shall be charged and assessed as court costs in favor of the prevailing party in such litigation.

                  12.4 The Escrow Agent shall deliver the Deposit only in accordance with the terms of this Agreement and not otherwise. However, if the Escrow Agent delivers the Deposit either to a court of competent jurisdiction or to either the Purchaser or Seller pursuant to the provisions of this Agreement, then the Escrow Agent shall not otherwise be liable to either the Purchaser or Seller as a result of such delivery. However, the Escrow Agent shall be liable for any misappropriation or misdelivery of the Escrow Deposit in violation of the terms of this Agreement.

                  12.5 In the event either party makes a demand for the Deposit prior to Closing, the Escrow Agent will not make any payment to the demanding party until notice is sent to the other party and such other party fails to object to the payment within seven (7) days of receipt of such notice. Upon any objection, Escrow Agent will not make any payment of the Deposit except in accordance with joint instructions of the parties other than to deposit in the registry of the court.

                  12.6 Seller acknowledges that the Escrow Agent is also the Seller's attorney in this transaction and Purchaser hereby consents to the Escrow Agent's representation of Seller in any litigation which may arise out of this Agreement.

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         13.      Remedies Upon Default of Purchaser.
                  -----------------------------------

                  If Purchaser fails to perform any of its obligations under this Agreement, or is in default hereunder after ten (10) days written notice to Purchaser, this Agreement and all rights and obligations of the parties hereunder shall terminate and Seller shall retain all monies paid to Seller or Escrow Agent pursuant to this Agreement, and all interest earned thereon, as liquidated and agreed upon damages and as its sole and exclusive remedy, and thereafter the parties hereto shall be released from all obligations hereunder. The parties hereby agree that damages which Seller would sustain by reason of Purchaser's breach are uncertain and not subject to determination and the monies deposited by Purchaser are agreed by the parties to be a reasonable measure of damages in the event of Purchaser's breach.

         14.      Seller's Representations, Warranties and Covenants.
                  ---------------------------------------------------

                  Seller represents, warrants and covenants the following:

                  14.1 Seller has full power and authority to enter into and perform this Agreement subject to the terms hereof and all related instruments contemplated under this Agreement in accordance with their respective terms.

                  14.2 To the best of Seller's knowledge, there are no pending or threatened suits, actions (including, without limitation, regulatory or governmental enforcement actions), proceedings or violations with respect to Seller or the Property, for condemnation or otherwise and neither the Property, nor any on-site activities, have been subject to any governmental enforcement actions. In the event that Seller receives notice of any matter set forth in this subparagraph, said notice will be forwarded to Purchaser.

                  14.3 Seller at Closing, shall be the sole owner in fee simple of the Property, shall be in exclusive possession of the Property and shall not have assigned, pledged, leased, transferred or otherwise encumbered its interest; and at Closing shall have, the right to transfer to Purchaser good, marketable and insurable title to the Property.

                  14.4 There are no non governmental assessments which encumber the Property including but not limited to association or common property maintenance fees or charges. The Property is not subject to assessment by any non-governmental association or organization.

                  14.5 To Seller's current, actual knowledge; no portion of the Property has previously been used for or in connection with the disposal of hazardous or toxic waste or as a cemetery; no hazardous or toxic wastes are located on or under or generated from any portion of the Property; no underground storage tanks are, or have been, located below the surface of the Property; no portion of the Property is included on any governmental agency's list of sites on or under which hazardous or toxic waste materials may be located or with respect to which remedial action may be necessary.

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                  14.6 Seller has not entered into and, without first obtaining consent of Purchaser, Seller shall not between the Effective Date and Closing enter into, any contracts or other agreements or declarations which could bind Purchaser or the Property after Closing.

                  14.7 All taxes currently due and payable have been paid or will be paid at Closing.

                  14.8 As of the date of the Closing, there will be no outstanding sums owed by Seller to any contractors, subcontractors, laborers or materialmen for services performed in connection with the Property, or any such outstanding sums shall be paid at Closing from the Closing Proceeds.

                  14.9 To the best of Seller's knowledge, there are no violations of any agreements, covenants, restrictions or other matters relating to the Property.

                  14.10 The Seller has received no notice that the Property contains any wetlands that have been or would be determined to be jurisdictional wetlands under the rules of the Broward County Department of Resource Protection.

                  14.11 The Seller represents that the Property will be delivered to Purchaser in the same condition as it exists as of this date, subject to requirements of Section 10.

                  14.12 The Seller shall cause any notice of violation served by any governmental authority with respect to the Property to be satisfied and terminated prior to Closing.

                  14.13 Seller shall cause any mortgage encumbering the Property to be satisfied prior to Closing or from Closing Proceeds at Closing.

                  14.14 Seller shall keep the Improvements insured against loss or damage by fire, windstorm and all risks covered by insurance usually and customarily carried in similar circumstances and in such amounts, with customary deductibles, as covers replacement costs of the improvements.

                  14.15 These representations, warranties and covenants are true and complete as of the Effective Date and shall be true and complete as of the date of the Closing with the same effect as though made on such date.

                  Except as specifically set forth above or otherwise in this Agreement, Purchaser specifically acknowledges that Seller is selling and Purchaser is purchasing the Property on an "AS IS WITH ALL FAULTS" basis and that Purchaser is not relying on any representation or warranties of any kind whatsoever, express or implied, from Seller or its agents as to any matters concerning the Property without limitation.

         15.      Remedies on Default of Seller.
                  ------------------------------

                  If for any reason Seller fails, neglects or refuses to perform this Agreement, Purchaser may bring an action against Seller for specific


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

                  performance, may elect to receive a return of the Deposit or may pursue an action for damages including compensatory and consequential damages.

         16.      Condemnation.
                  -------------

                  In the event of the institution of, or receipt by Seller of notice of intent to institute, any proceedings, judicial, administrative or otherwise, which shall relate to the proposed taking of any portion of the Property by eminent domain prior to Closing or in the event of the taking of any portion of the Property by eminent domain prior to Closing, Seller shall immediately notify Purchaser thereof, and Purchaser shall thereafter have the right and option to terminate this Agreement by giving Seller written notice to such effect within thirty (30) days after receipt by it of such notice from Seller. Seller hereby agrees to furnish Purchaser with written notice in respect thereof within thirty (30) days from Seller's receipt of such notification. Should Purchaser so terminate this Agreement, Purchaser's Deposit shall immediately be returned to Purchaser and, thereupon, the parties hereto shall be released from their respective obligations and liabilities hereunder. Should Purchaser not so terminate, the parties hereto shall proceed to Closing and Seller shall assign all of its right, title and interest in all awards in connection with such taking to Purchaser, together with all rights and obligations in respect thereto, without diminution of Purchase Price.

         17.      Risk of Loss.
                  -------------

                  17.1. Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not "major" (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Purchaser's option, assigns to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Purchaser does not elect to accept assignment of insurance proceeds, Seller shall use reasonable efforts to complete such repairs promptly, and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Purchaser elects to accept assignment of insurance proceeds, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy and Seller shall have no responsibility for repair or restoration. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

                  17.2. Major Damage. In the event of a "major" loss or damage, Purchaser may terminate this Agreement by written notice to Seller, in which event the Deposit shall be returned to Purchaser. If Purchaser does not elect to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Purchaser's option, either (a) perform any necessary repairs, or (b) assign to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller is to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly, and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Purchaser elects to have Seller assign a casualty claim to Purchaser, the

                  Purchase Price shall be reduced by an amount equal to the deductible amount under Seller's insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

                  17.3. Definition of "Major" Loss or Damage. For purposes of Sections 17.1 and 17.2, "major" loss or damage refers to the following: (a) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially similar to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Nine Hundred Thousand Dollars ($900,000.00) and (b) any material loss due to a condemnation. If Purchaser does not give notice to Seller of Purchaser's reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

         18.      Broker.
                  -------

                  The Seller and the Purchaser each represent to the other that they are not obligated to pay a real estate commission to any broker in connection with this transaction other than Cushman and Wakefield and Stiles Realty Co. who each shall be paid a commission by the Seller pursuant to a separate agreement.

         19.      Notice.
                  -------

                  If either party desires to give notice or make tender to the other, such notice and such tender shall be in writing and shall be deemed given three (3) days after it has been deposited in the United States mail, certified, return receipt requested, or on delivery by overnight delivery by a courier of national reputation, addressed to the parties for whom intended or hand-delivered, at the addresses provided below.

         To Purchaser:              Parlux Fragrances, Inc.
                                    Attn: Frank A. Buttacavoli
                                    3725 S.W. 30th Avenue
                                    Fort Lauderdale, FL 33312

         with a copy to:            Joseph B. Reisman, Esquire
                                    Peckar & Abramson
                                    1 S.E. 3rd Avenue, Suite 3050
                                    Miami, FL 33131

         To Seller:                 SG II, Ltd
                                    c/o Stiles Corporation
                                    Attn: Scott MacLaren and Rocco Ferrera
                                    300 S.E. 2nd Street
                                    Fort Lauderdale, FL 33301
                                    Fax: (954) 627-9399
         with copy to:              Richard G. Coker, Jr. Coker & Feiner
                                    1404 South Andrews Avenue
                                    Fort Lauderdale, FL 33316
                                    Fax: (954) 761-1818

                  Nothing herein contained shall be construed as preventing the parties hereto respectively from changing the place to which notice shall be addressed, but no such notice of change shall be valid unless it is given in accordance with the terms of this Section.

         20.      Access to the Property.
                  -----------------------

                  Seller hereby grants to Purchaser reasonable access to the Property during the effective period of this Agreement for the purposes of conducting inspections, surveys and environmental audits to be conducted by Purchaser or Purchaser's agents. Purchaser shall and does hereby indemnify and hold Seller harmless for any and all losses connected with or arising from Purchaser's use of the Property as set forth herein.

         21.      Assignment.
                  -----------

                  This Agreement is not assignable by the Purchaser except that the Purchaser may freely assign this Agreement to a entity which is controlled by either the Purchaser or officers and/or directors of Purchaser, or to an entity into which Purchaser is merged or consolidated or which acquires substantially all of the assets of Purchaser provided that such assignment shall not relieve the Purchaser of Purchaser's obligations hereunder.

         22.      General Provisions.
                  -------------------

                  22.1 This Agreement shall be binding upon and shall inure to the benefit of the heirs, legal representatives, successors and assigns of Seller and Purchaser.

                  22.2 This Agreement shall be governed by the laws of the State of Florida. 22.3 Omitted.

                  22.4 This Agreement may be modified only by written instrument signed by all the parties hereto.

                  22.5 This Agreement or any memorandum thereof shall not be recorded by either of the parties hereto, provided that Purchaser may file this Agreement or memorandum thereof as may be required by law or by Securities Regulations because of its status as a public company.

                  22.6 Time is of the essence. Any time period provided herein for the giving of notice or performance of any undertaking which period would otherwise end on a Saturday, Sunday or legal holiday shall be extended to the next day not a Saturday, Sunday or legal holiday.

                  22.7 This Agreement may be executed in one or more counterparts, each of which shall be deemed on original but all of which shall constitute one and the same Agreement.

                  22.8 In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs at all trial or appellate proceedings from the non-prevailing party. 22.9 Intentionally Deleted.

                  22.10 In the event, for any reason other than Seller's default, this Agreement does not close, Purchaser shall transfer to the Seller any applications, studies, site plans, plat documents and approvals, engineering plans, environmental audits and soil tests. 22.11 Omitted

                  22.12 Each party agrees that during the pendency of this Agreement that it will take such actions and execute such documents which may be necessary to further the intent of this Agreement.

                  22.13 RADON IS A NATURALLY-OCCURRING, RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

         23.      Acceptance Date.
                  ----------------

                  Purchaser's offer to purchase represented by the submission of this Agreement in five counterparts executed by it shall stand rescinded and the Initial Deposit shall be returned unless the Agreement is executed by Seller and two fully executed counterparts are delivered to Purchaser by 5:00 P.M., July 22, 2005.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Seller and Purchaser have caused this Agreement to be executed, on the date indicated below.

Parlux Fragrances, Inc.                          SG II, Ltd.

                                                 By: Patriotic Enterprises, LLC,
                                                     Its General Partner
By:  /s/ Frank A. Buttacavoli
     ------------------------
     Frank A. Buttacavoli                        By:  /s/ D. O'Shea
     Executive V.P. / COO / CFO                       -------------
                                                      D. O'Shea
                                                      Vice President

(PURCHASER)                                      (SELLER)




         Receipt is hereby acknowledged of check of Parlux Fragrances, Inc. in the amount of $60,000.00 payable to Coker & Fiener, Escrow Agent, to be deposited and proceeds held in escrow pursuant to the terms of the foregoing Agreement For The Purchase And Sale of Real Property.


                                                     Coker & Feiner

                                                     By:  /s/ Richard Coker
                                                          ------------------
                                                          Richard Coker


                                                     ESCROW AGENT

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